Exhibit 10.1
NEENAH FOUNDRY COMPANY
EXECUTIVE RETIREMENT BENEFITS POLICY
May 1, 2005
Executive Retirement Benefits
Definitions:
The term “Executive” for purposes of this policy refers exclusively to those employees of the Company with the title of Vice President or President.
The term “Neenah Foundry” for purposes of this policy refers exclusively to the facilities located in Neenah Wisconsin and does not intend in any way to include other subsidiaries of the Corporation.
I.	The Company provides post retirement Medical Insurance for the retiree and his/her spouse to age 65. At age 65, the Company provides a Medicare Supplement for both the retired Executive and his/her spouse. The Company pays 100% of the premiums for such coverage for the lives of the retiree and his/her spouse.

II.	The Company provides an Executive retiree life insurance policy. The current policy is described on the attached schedule. The Company pays 100% of the premiums for that policy.

III.	The Company provides retiring executives with free and clear title to the retiring Executive’s Company car.

IV.	The Company provides an Executive retiree medical reimbursement policy. This policy is designed to reimburse for deductible medical expenses for the retiree and spouse that are not covered by the post-retirement medical insurance. These expenses would include deductibles, coinsurance, and other out-of-pocket expenses, as well as other medical, vision, or dental expenses that are allowed by the IRS. The policy does have a cap, which is currently set at $6,000 per year. The Company pays 100% of the premiums for this policy.

Bill Barrett
President, CEO

CONFIDENTIAL POLICY
Executives - Retirement Life Insurance Coverage
Definitions:
The term “Executive” for purposes of this policy refer exclusively to those employees of the Company with the title of Vice President or President.
The term “Neenah Foundry” for purposes of this policy refer exclusively to the facilities located in Neenah Wisconsin and does not intend in any way to include other subsidiaries of the Corporation.

Number of full-time active years of service
between date first appointed to an Executive
position and age 65 (or actual retirement date if	Percentage
earlier) rounded to the next full Year	Factor
25 or over	25%
20 but less than 25	20%
15 but less than 20	15%
10 but less than 15	10%
Less than 10	5%
The amount of insurance effective on the Executive’s retirement will be the amount in effect prior to retirement multiplied by the appropriate percentage from the table, rounded to the nearest $1,000.
On the 1st anniversary of the “Executives” retirement, his/her insurance amount will be further reduced by 10% (to the nearest $1,000). On the 2nd and subsequent anniversaries of his/her retirement, the insurance amount will be reduced by the same dollar amount as on the 1st anniversary. The minimum retiree life amount will be $5,000.
Executives working beyond age 65 — Life insurance amount
On the 1st day of the month following the Executives 65th birthday, the under age 65 amount will be reduced by 8%, rounded to the nearest $1 ,000.
Annually thereafter, on the anniversary of the first reduction, the insurance will be further reduced by the same dollar amount as the first 8% reduction until age 70 is attained. On the first of the month following the Executives retirement or age 70, whichever first occurs, the amount of insurance will be reduced to the amount that would have been in force had he/she retired at age 65.
Minimum Life Amount $5,000